Exhibit 10.19

2014 Senior Vice President, Sales, Territory and Quota Assignment Plan (the “Plan”)

Effective: 1/1/2014

Plan Description:

•	Territory: Global Sales

•	Personal variable compensation target is paid upon achievement of quarterly bookings quota achievement with accelerators for exceeding the quarterly and annual quotas.

•	Annual quota, commission base rate and variable compensation target are structured so that the variable compensation target constitutes 40% of on-target earnings.

•	Applicable currency is USD.

•	Payments are made on a quarterly basis.

•	Accelerator rates may apply if certain quarterly or annual target quotas are achieved.

•	The Compensation Committee reserves the right to amend the Plan prospectively at any time.